Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of November 2, 2018, by and between AXT, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.      LINE OF CREDIT.

(a)          Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including November 30, 2020, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) (“Line of Credit”), the proceeds of which shall be used for Borrower’s working capital requirements and other general corporate purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of November 2, 2018, as modified from time to time (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)          Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(c)          Standby Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (“Subfeature Standby Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed One Million Dollars ($1,000,000.00).  The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Subfeature Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Subfeature Standby Letter of Credit shall have an expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit (any such Standby Letter of Credit, an “Extended Date Letter of Credit”).  Notwithstanding anything to the contrary contained herein, Borrower shall, not less than ninety (90) days prior to the maturity date of the Line of Credit, provide Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of all Extended Date Letters of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  The undrawn amount of all Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Subfeature Standby Letter of Credit shall be subject to the additional terms and conditions of Bank’s standard standby letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Subfeature Standby Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

SECTION 1.2.      INTEREST/FEES.

(a)          Interest.  The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.  The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest.  In the event any index rate of interest would be less than zero percent (0.0%),

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)          Computation and Payment.  Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)          Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one-quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the fifteenth (15th) day of each fiscal quarter, commencing on January 15, 2019.

(d)          Letter of Credit Fees.  Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3.     COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower’s deposit account number with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.     COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority in the Collateral (as defined in that certain Security Agreement: Business Assets, dated as of the date hereof, by and between Borrower and Bank (the “Security Agreement”), including, but not limited to, all Borrower’s rights to payment, inventory, general intangibles (except for Intellectual Property), deposit accounts, accounts receivable, equipment and other personal property, in each case, to the extent located, received or held within the United States.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

As used in this Agreement, “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

As used in this Agreement, “Intellectual Property” means, with respect to any person, all of such person’s right, title, and interest in and to the following:

(a)          its Copyrights, Trademarks and Patents;

(b)          any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals;

(c)          any and all source code;

(d)          any and all design rights which may be available to such person;

(e)          any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

As used in this Agreement, “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

As used in this Agreement, “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.      LEGAL STATUS.  Borrower is: (a)  a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, “Sanctions”).

SECTION 2.2.      AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.      NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.      LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

SECTION 2.5.      CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated December 31, 2017, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower for the periods presented therein, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank, Permitted Liens, or as otherwise permitted by Bank in writing.

SECTION 2.6.      INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.      NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.      PERMITS, FRANCHISES. Except to the extent that failure to so possess could not result in a Material Adverse Effect, Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

As used in this Agreement, “Material Adverse Effect” means, with respect to Borrower and its Subsidiaries, (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of any such person or entity, (b) a material impairment of the ability of any such person or entity to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of Bank under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

SECTION 2.9.      ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.    ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.      CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)          Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(b)          Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)    This Agreement and each promissory note or other instrument or document required hereby.

(ii)   The Security Agreement.

(iii)  Corporate Resolutions and Certificate of Incumbency Borrower.

(iv)  Satisfactory Pre-Loan Audit.

(v)   Such other documents as Bank may require under any other Section of this Agreement.

(c)          Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor, if any.

(d)          Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank, including without limitation, policies of marine cargo insurance, and policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property, including terrorism, as may be required by governmental regulation or Bank.

(e)          Audit.  Bank shall have received from Borrower results of a pre-loan audit and collateral exam, in form and substance satisfactory to Bank, and with results satisfactory to Bank.

SECTION 3.2.      CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)          Compliance.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the date of such extension of credit with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)          Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

(i)    For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.

(ii)   For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.

(c)          Payment of Fees.  Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(d)          Letter of Credit Documentation.  Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

SECTION 4.1.      PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.      ACCOUNTING RECORDS.  Maintain, and cause its Subsidiaries to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time upon prior written notice of three (3) business days, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.  If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3.      FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)          not later than 90 days after and as of each fiscal year end, a form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”), to include a consolidated audited financial statement of Borrower and its Subsidiaries, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flows. The audited annual financial statements shall be accompanied by the unqualified opinion of such accountant addressed to Bank;

(b)          not later than 45 days after and as of each fiscal quarter end, a form 10-Q filed with the SEC, to include a consolidated financial statement of Borrower and its Subsidiaries, prepared by Borrower and its Subsidiaries, to include balance sheet and income statement;

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(c)          not later than 45 days after and as of the end of each fiscal quarter, an aged listing of accounts receivable and accounts payable (but for accounts payable, only with respect to Borrower), and a reconciliation of accounts;

(d)          contemporaneously with each annual and quarterly financial statement of Borrower and its Subsidiaries required hereby, a certificate of the president or chief financial officer of Borrower, that said financial statements are accurate, that Borrower and its Subsidiaries are in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(e)          not later than December 31 of each year, a 2-year financial forecast, in form and substance satisfactory to Bank; and

(f)           from time to time such other information as Bank may reasonably request.

SECTION 4.4.      COMPLIANCE.

(a)          Comply with, and cause Borrower’s Subsidiaries to comply with, the requirements of (i) all Sanctions, (ii) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (iii)  the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) the U.K. Bribery Act of 2010, as amended, and (v) any other applicable anti-bribery or anti-corruption laws and regulations;

(b)          comply with, and cause Borrower’s Subsidiaries to comply with, the requirements of all laws, rules, regulations and orders, other than those referenced in Section 4.4(a), of any jurisdiction in which such entity is located or doing business, or otherwise is applicable to such entity, except to the extent that failure to so comply could not result in a Material Adverse Effect;

(c)          preserve and maintain, and cause Borrower’s Subsidiaries to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, except to the extent that failure to so preserve and maintain could not result in a Material Adverse Effect; and

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(d)          comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence, except to the extent that failure to so comply could not result in a Material Adverse Effect.

SECTION 4.5.      INSURANCE.  Maintain and keep in force, and cause Borrower’s Subsidiaries to maintain and keep in force, for each business in which they are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required, hurricane, windstorm, seismic property damage and workers’ compensation, with all such insurance carried in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.  Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.      FACILITIES.  Keep, and cause Borrower’s Subsidiaries to keep, all properties useful or necessary to each of their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.      TAXES AND OTHER LIABILITIES.  Pay, and cause each of Borrower’s Subsidiaries to pay, and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as they may in good faith contest or as to which a bona fide dispute may arise, and (b) for which they have made provision, to Bank’s satisfaction, for eventual payment thereof in the event any of them are obligated to make such payment.

SECTION 4.8.      LITIGATION.  Promptly give, and cause Borrower’s Subsidiaries to promptly give, notice in writing to Bank of any litigation pending or threatened against Borrower or any subsidiary of Borrower.

SECTION 4.9.      FINANCIAL CONDITION.  Maintain the consolidated financial condition of Borrower and its Subsidiaries as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(a)          Net income after taxes (as presented in the Borrower’s Form 10-Ks and 10-Qs filed with the SEC) not less than $1.00 on a trailing 12-month basis, determined as of each fiscal quarter end, with no two consecutive quarters of losses.

(b)          Quick Ratio not less than 1.10 to 1.0 at each fiscal quarter end, with “Quick Ratio” defined as the aggregate of (i) cash and cash equivalents, short-term investments and long-term investments of cash (as detailed in Borrower’s Form 10-Ks and 10-Qs filed with the SEC), of which at least Ten Million Dollars ($10,000,000.00) is unrestricted cash held in Borrower’s U.S. operating and investment accounts, plus accounts receivable billed or invoiced from the United States to account debtors worldwide; divided by the sum of (ii) total current liabilities plus, without duplication, the outstanding balance remaining under the Line of Credit, plus, without duplication, the outstanding balance remaining under that certain promissory note from Borrower’s subsidiary Beijing Tongmei Xtal Technology Co., Ltd. to Industrial and Commercial Bank of China in the original principal amount of Fifty Million Renminbi (¥50,000,000.00) (“the ICBC Debt”).

SECTION 4.10.    NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

As used in this Agreement, “Subsidiary” means any corporation or other entity of which at least the majority of the equity securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Borrower and/or by one or more of Borrower’s Subsidiaries.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Borrower.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any Subsidiary to, without Bank’s prior written consent:

SECTION 5.1.      USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanctions.

SECTION 5.2.      CAPITAL EXPENDITURES.  Make any additional investment in fixed assets in the fiscal quarter ending December 31, 2018 in excess of an aggregate of Thirty-Two Million Dollars ($32,000,000.00), and in excess of an aggregate of Ten Million Dollars ($10,000,000.00) for each fiscal year thereafter; provided that any unused amounts in the fiscal quarter ending December 31, 2018 under this provision may be carried over and utilized in fiscal year 2019.

SECTION 5.3.      LEASE EXPENDITURES.  Incur any operating lease expense, except (i) in connection with Borrower’s office leases and (ii) various leases that do not result, individually or in the aggregate, in payments in excess of One Million Dollars ($1,000,000.00) in any fiscal year.

SECTION 5.4.      OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness for borrowed money or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank; (b) purchase money indebtedness incurred in connection with the purchase of equipment in an aggregate amount incurred after the date of this Agreement not in excess of One Million Dollars ($1,000,000.00); (c) indebtedness consisting of loans or advances permitted pursuant to Sections 5.7(b), (c), (d), and (f) hereto; and (d) the ICBC Debt existing as of the date hereof in an amount not to exceed Eight Million Dollars ($8,000,000).

SECTION 5.5.      MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s or any Subsidiary’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Subsidiary’s assets except in the ordinary course of its business; provided, however, that Borrower may sell its equity interests in any Subsidiary solely if Borrower owns, directly or indirectly, less than 50% of all issued and outstanding equity interests in such Subsidiary as of the date of this Agreement.  For the avoidance of doubt, Borrower shall be allowed to enter into (but not

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association consummate) any such merger or acquisition transaction, provided that the obligations hereunder shall be paid off and terminated in connection with such transaction.

SECTION 5.6.      GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or in connection with office leases, equipment leases or vendor contracts entered into in the ordinary course of business.

SECTION 5.7.      LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof; (b) existing intercompany loans or advances to Baoding Tongmei Xtal Technology Co., Ltd. in an amount not exceeding Thirty Million Renminbi (¥30,000,000.00); (c) existing intercompany loans or advances to MaAnShan JinMei Gallium Ltd. in an amount not exceeding Five Million Renminbi (¥5,000,000.00); (d) existing intercompany loans or advances to ChaoYang TongMei Xtal Technology Co., Ltd. in an amount not exceeding Thirty Million Renminbi (¥30,000,000.00); (e) loans, investments or advances consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business or the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and (f) additional loans or advances to Subsidiaries of Borrower in amounts not to exceed an aggregate of One Million Dollars ($1,000,000.00) in any fiscal year.

SECTION 5.8.      PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, including without limitation Intellectual Property, except the following (collectively, “Permitted Liens”):

(a)  any of the foregoing, in or upon assets not constituting Intellectual Property, in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof;

(b)  liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 4.7, provided that no notice of any such lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(c)  security interests in assets not constituting Intellectual Property securing indebtedness permitted under Section 5.4(b) herein (provided that (i) such security shall be created substantially simultaneously with the acquisition of the related property, (ii) such security interests do not at any time encumber any property other than the property financed and the proceeds thereof, (iii) the amount of indebtedness secured thereby is not increased, except in connection with a refinancing or replacement thereof that does not exceed the amount specified in Section 5.4(b), and (iv) the principal amount of indebtedness secured by any such security interest shall at no time exceed one hundred percent (100%) of the original price for the purchase of such property(including customary fees, costs and expenses) at the time of purchase);

(d)  liens of carriers, warehousemen, mechanics and materialmen, and other like liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 4.7;

(e)  deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of Borrower and its Subsidiaries;

(f)   leases or subleases of real property granted in the ordinary course of Borrower’s and its Subsidiaries’ business (or, if referring to another person or entity, in the ordinary course of such person or entity’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s and its Subsidiaries’ business (or, if referring to another person or entity, in the ordinary course of such person or entity’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)  liens securing judgments for the payment of money not constituting an Event of Default under Section 6.1(f) or securing appeal or other surety bonds relating to such judgments;

(h)  liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower and/or its Subsidiaries in excess of those set forth by regulations promulgated by

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower or any Subsidiary to provide collateral to the depository institution;

(i)   liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries; and

(j)   liens in existence on the date hereof on the real property of Borrower’s subsidiary Beijing Tongmei Xtal Technology Co., Ltd securing the ICBC Debt.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.      The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)          Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)          Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)          Any default in the performance of or compliance with (1) any collateral value requirement set forth herein or any other Loan Document; or (2) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default”), and with respect to such default under this subdivision (2) that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)          Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e)          Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)           The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g)          There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h)          The death or incapacity of Borrower or any Third Party Obligor if an individual.  The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Third Party Obligor if a partnership.  The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(i)           The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of thirty-five percent (35%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

(j)           The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

SECTION 6.2.      REMEDIES.  Upon the occurrence of any Event of Default:  (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.      NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

SECTION 7.2.      NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	AXT. Inc.

4281 Technology Drive

Fremont, CA 94538

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION

400 Hamilton Avenue, Suite 110

Palo Alto, CA 94301

Attn: AXT Inc. Relationship Manager

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.      COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

SECTION 7.4.      SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.      ENTIRE AGREEMENT; AMENDMENT.  To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.      NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.      TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.      SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.      COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

SECTION 7.10.    GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of California (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.    BUSINESS PURPOSE.  Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.    ARBITRATION.

(a)          Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)          Governing Rules.  Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)          No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)          Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)          Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)          Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)          Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

(j)           Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Continues With Signatures On Following Page]

Exhibit 10.1

Credit Agreement, dated as of November 2, 2018, by and between AXT, Inc. and Wells Fargo Bank, National Association

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
AXT, INC.	NATIONAL ASSOCIATION

By: /s/ Morris S. Young	By: /s/ Victor Choi
Name: Morris S. Young	Name: Victor Choi
Title: Chief Executive Officer	Title: Vice President